Exhibit 99.1

October 5, 2006

News Release

Source: EnXnet, Inc.

EnXnet is Granted Full Patent Protection For EnXcase™

Tulsa, OK, October 5, 2006 EnXnet, Inc., (OTCBB Symbol: EXNT) (German Symbol E8U; German WKN# A0HMDW) is pleased to announce that it has been granted full patent protection for the EnXcase™, a self-contained theft prevention CD/DVD case holder. The original effective filing date was October 10, 2003.

The EnXcase™ was originally created for the OneDisc™/DVDPlus© hybrid optical disc to stand out in retail displays and reduce in-store theft. However, the EnXcase™ can also be used for all standard CDs and DVDs.

The unique case, shaped like a Wurlitzer®jukebox, provides a completely different appearance from the standard CD and DVD packaging. The EnXcase design allows the disc to be readily visible at all times and the disc cannot be removed without the case being completely opened.

With the OneDisc™/DVDPlus© product ready to come to market, the EnXcase™ adds to the company's product line and can contribute to the overall cash flow.

"This Product only furthers the extensive portfolio of technologies and products that EXNT has developed and shows continued progress in the efforts of the company to transform itself from a development-stage company to a growth-stage company", stated Ryan Corley, CEO of EnXnet, Inc.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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EnXnet Inc., Tulsa
Ryan Corley, 918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com
or
For Investor Relations:
Integrated Capital Partners, Inc
Phone: 908-204-0004